Exhibit 99.1

MAXIMUS Reports Fiscal 2011 Second Quarter Results

- Company Delivers Record Revenue and Increases Fiscal 2011 Guidance -

RESTON, Va.--(BUSINESS WIRE)--May 5, 2011--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fiscal second quarter ended March 31, 2011.

Key highlights include:

  Second quarter revenue grew 11% to $227.1 million compared to the same period last year.
  Diluted earnings per share from continuing operations increased 39% to $1.07 for the second quarter compared to adjusted diluted EPS of $0.77 in the prior-year period.
  Cash and cash equivalents totaled $183.2 million at March 31, 2011.
  Year-to-date signed awards were $904 million at May 2, 2011.

Revenue for the fiscal 2011 second quarter increased 11% (8% on a constant currency basis) to $227.1 million compared to $204.4 million reported for the same period last year. Income from continuing operations, net of taxes, increased to $19.0 million for the second quarter compared to $18.0 million last year (which included a pre-tax benefit of $6.0 million, or $0.21 per diluted share, related to a net legal recovery and is reflected in the supplemental pro forma table included on the last page of the financial tables). For the second quarter, diluted earnings per share from continuing operations increased 39% to $1.07 compared to adjusted diluted EPS of $0.77 for the same period last year.

Second quarter revenue and profit growth were driven by business expansion, as well as strong operational performance in both segments and across all geographies, which resulted in an operating margin of 13.0%.

“We generated very strong results for the period and made measurable progress on several key initiatives, including the expansion of our global operations and the growth of our domestic health care business,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “In April, we were notified of award for three new welfare-to-work contracts in the United Kingdom. These awards offer attractive economics that we can build upon to grow our presence in the U.K. and, longer-term, into other geographies. On the domestic front, we are benefiting from increased demand as states transition Medicaid and CHIP program participants into more cost-effective managed care programs and seek to comply with regulations as part of federal health care reform.”

Health Services Segment

Health Services Segment revenue for the second quarter of fiscal 2011 increased 8% to $137.8 million compared to $127.3 million in the same period last year. The year-over-year increase was driven primarily by organic growth and a spike in accretive transaction-based revenue, which resulted in an operating margin of 14%. Operating income for the second quarter increased 52% to $19.4 million compared to $12.7 million for the same period last year.

Human Services Segment

Human Services Segment revenue for the fiscal 2011 second quarter increased 16% (10% on a constant currency basis) to $89.3 million compared to $77.1 million in the prior-year period. Revenue growth was driven by the Company’s international welfare-to-work business in Australia and the United Kingdom. Operating income for the second quarter increased 12% to $10.1 million compared to $9.0 million in the same period last year. Segment operating margin was 11.3% and consistent with the same period last year.

Sales and Pipeline

At May 2, 2011 fiscal year-to-date signed contract wins totaled $904 million compared to $304 million reported last year, and new contracts pending (awarded but unsigned) totaled $526 million compared to $470 million last year. Sales opportunities (pipeline) at May 2, 2011 totaled $1.2 billion (consisting of $122 million in proposals pending, $203 million in proposals in preparation and $900 million in proposals tracking) compared to $1.8 billion the prior year.

Balance Sheet and Cash Flows

Cash and cash equivalents totaled $183.2 million at March 31, 2011. For the fiscal 2011 second quarter, cash provided by operating activities from continuing operations totaled $6.0 million with free cash flow of $0.4 million. The Company defines free cash flow as cash provided by operating activities from continuing operations less property, equipment and capitalized software.

Days Sales Outstanding (DSO) from continuing operations were 61 days. On February 28, 2011, MAXIMUS paid a quarterly cash dividend of $0.15 per share. On April 12, 2011, the Company announced its next quarterly cash dividend of $0.15 per share, payable on May 31, 2011 to shareholders of record as of May 13, 2011.

Share repurchases were not material in the second quarter of fiscal 2011 and at March 31, 2011, the Company had $122.2 million available for repurchases under the current program.

Outlook

The Company is increasing its fiscal 2011 revenue and earnings guidance on the strength of its performance in the first half of fiscal 2011. MAXIMUS now expects revenue from continuing operations in the range of $910 million to $920 million and diluted earnings per share from continuing operations in the range of $4.10 to $4.25. The Company expects operating margin for the full year to range between 12.5% and 13.0%.

Mr. Montoni concluded, “Our recent wins in the U.K. meet our sound criteria for scope and profitability and are expected to yield an operating margin in excess of 15% over the life of the contracts. Revenue from these contracts is expected to ramp-up over a two-year period. As a result, the contracts are expected to generate significant start-up losses in the range of $9 million to $11 million, pre-tax, for fiscal 2012, but are expected to approach break-even profitability in the fourth quarter of fiscal 2012. Even considering the start up effects of the U.K. contracts in fiscal 2012, the overall dynamics in our portfolio today set the stage for continued top-line and bottom-line growth in fiscal 2012 and beyond.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, May 5, 2011, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s Website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 12, 2011. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay account number: 316
Replay conference ID number: 371369

About MAXIMUS

MAXIMUS is a leading provider of government services worldwide and is devoted to providing health and human services program management and consulting services to its clients. The Company has more than 6,500 employees located in more than 220 offices in the United States, Canada, Australia, and the United Kingdom. Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	March 31,	September 30,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$183,155	$155,321
Restricted cash	4,930	4,182
Accounts receivable — billed, net of reserves of $2,961 and $1,845	138,153	136,260
Accounts receivable — unbilled	15,228	17,245
Income taxes receivable	14,919	4,149
Deferred income taxes	16,074	13,290
Prepaid expenses and other current assets	24,386	25,702
Total current assets	396,845	356,149

Property and equipment, at cost	120,694	115,740
Less accumulated depreciation and amortization	(71,335)	(66,867)
Property and equipment, net	49,359	48,873
Capitalized software	38,418	35,648
Less accumulated amortization	(11,438)	(10,933)
Capitalized software, net	26,980	24,715
Deferred contract costs, net	7,991	6,708
Goodwill	72,832	71,251
Intangible assets, net	6,963	7,778
Deferred income taxes	453	1,844
Deferred compensation plan assets	9,176	8,317
Other assets, net	2,019	2,106
Total assets	$572,618	$527,741

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,206	$49,200
Accrued compensation and benefits	36,288	40,807
Deferred revenue	47,112	58,070
Acquisition-related contingent consideration	1,028	923
Income taxes payable	7,835	7,120
Other accrued liabilities	6,817	7,934
Liabilities of discontinued operations	—	634
Total current liabilities	161,286	164,688
Deferred revenue, less current portion	4,854	4,083
Long-term debt	1,802	1,411
Acquisition-related contingent consideration, less current portion	2,360	2,138
Income taxes payable, less current portion	1,851	1,793
Deferred income tax liability	7,332	4,946
Deferred compensation plan liabilities	10,543	9,893
Total liabilities	190,028	188,952

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 27,776,260 and 27,487,725 shares issued and 17,325,097 and 17,174,141 shares outstanding at March 31, 2011 and September 30, 2010, at stated amount, respectively	367,739	352,696
Treasury stock, at cost; 10,451,163 and 10,313,584 shares at March 31, 2011 and September 30, 2010, respectively	(367,822)	(359,366)
Accumulated other comprehensive income	20,918	14,530
Retained earnings	361,755	330,929
Total shareholders’ equity	382,590	338,789
Total liabilities and shareholders’ equity	$572,618	$527,741

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010
Revenue	$227,116	$204,386	$441,230	$407,706
Cost of revenue	164,050	153,835	322,205	304,980
Gross profit	63,066	50,551	119,025	102,726
Selling, general and administrative expenses	33,572	28,787	62,239	56,216
Legal and settlement expense (recovery), net	—	(6,037)	—	(5,351)
Operating income from continuing operations	29,494	27,801	56,786	51,861
Interest and other income, net	919	186	1,410	285
Income from continuing operations before income taxes	30,413	27,987	58,196	52,146
Provision for income taxes	11,375	9,996	21,571	19,555
Income from continuing operations	19,038	17,991	36,625	32,591

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(265)	752	(265)	(1,220)
Loss on disposal	(554)	—	(659)	—
Income (loss) from discontinued operations	(819)	752	(924)	(1,220)

Net income	$18,219	$18,743	$35,701	$31,371

Basic earnings (loss) per share:
Income from continuing operations	$1.11	$1.03	$2.13	$1.86
Income (loss) from discontinued operations	(0.05)	0.05	(0.05)	(0.07)
Basic earnings per share	$1.06	$1.08	$2.08	$1.79

Diluted earnings (loss) per share:
Income from continuing operations	$1.07	$1.00	$2.06	$1.81
Income (loss) from discontinued operations	(0.05)	0.04	(0.05)	(0.07)
Diluted earnings per share	$1.02	$1.04	$2.01	$1.74

Dividends paid per share	$0.15	$0.12	$0.27	$0.24

Weighted average shares outstanding:
Basic	17,211	17,408	17,196	17,503
Diluted	17,787	17,980	17,750	18,012

MAXIMUS, Inc,
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands, except per share data)
(Unaudited)

	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$18,219	$18,743	$35,701	$31,371
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	819	(752)	924	1,220
Depreciation and amortization	5,551	4,478	10,783	9,018
Deferred income taxes	156	8,337	1,146	(155)
Deferred interest income on note receivable	—	118	—	179
Non-cash equity based compensation	2,438	2,088	4,495	3,953
Change in assets and liabilities:
Accounts receivable — billed	(23,741)	(4,572)	(1,596)	4,777
Accounts receivable — unbilled	3,575	(2,103)	2,021	(4,430)
Prepaid expenses and other current assets	628	(1,456)	1,669	(414)
Deferred contract costs	(649)	487	(1,229)	966
Other assets	38	(253)	(1,246)	(287)
Accounts payable	8,339	1,219	12,287	1,806
Accrued compensation and benefits	4,986	4,952	(6,567)	2,917
Deferred revenue	(6,026)	992	(11,296)	14,126
Income taxes	(6,864)	(11,099)	(10,334)	3,768
Other liabilities	(1,464)	694	(372)	1,945
Cash provided by continuing operations	6,005	21,873	36,386	70,760
Cash used in discontinued operations	(212)	(7,139)	(951)	(1,005)
Cash provided by operating activities	5,793	14,734	35,435	69,755

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	(10,673)	—	(10,673)
Purchases of property and equipment	(4,057)	(2,093)	(6,464)	(6,031)
Capitalized software costs	(1,574)	(1,684)	(3,872)	(4,325)
Proceeds from note receivable	—	173	—	390
Cash used in investing activities — continuing ops	(5,631)	(14,277)	(10,336)	(20,639)

Cash flows from financing activities:
Employee stock transactions	3,684	611	8,013	1,615
Repurchases of common stock	(89)	(5,850)	(8,459)	(14,511)
Tax benefit due to option exercises and restricted stock units vesting	2,787	975	3,818	1,110
Issuance (repayment) of long-term debt	300	(7)	300	(7)
Cash dividends paid	(2,576)	(2,083)	(4,643)	(4,201)
Cash used in financing activities — continuing ops	4,106	(6,354)	(971)	(15,994)

Effect of exchange rate changes on cash and cash equivalents	1,883	319	3,706	425

Net increase in cash and cash equivalents	6,151	(5,578)	27,834	33,547

Cash and cash equivalents, beginning of period	177,004	126,940	155,321	87,815

Cash and cash equivalents, end of period	$183,155	$121,362	$183,155	$121,362

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2011	% (1)	2010	% (1)	2011	% (1)	2010	% (1)

Revenue:
Health Services	$137,779	100%	$127,279	100%	$267,790	100%	$257,919	100%
Human Services	89,337	100%	77,107	100%	173,440	100%	149,787	100%
Total	227,116	100%	204,386	100%	441,230	100%	407,706	100%

Gross Profit:
Health services	38,320	28%	28,932	23%	72,597	27%	61,842	24%
Human Services	24,746	28%	21,619	28%	46,428	27%	40,884	27%
Total	63,066	28%	50,551	25%	119,025	27%	102,726	25%

Selling, general, and administrative expense:
Health Services	18,968	14%	16,209	13%	34,422	13%	31,611	12%
Human Services	14,623	16%	12,582	16%	27,802	16%	24,468	16%
Corporate/Other	(19)	NM	(4)	NM	15	NM	137	NM
Total	33,572	15%	28,787	14%	62,239	14%	56,216	14%

Operating income from continuing operations:
Health services	19,352	14%	12,723	10%	38,175	14%	30,231	12%
Human Services	10,123	11%	9,037	12%	18,626	11%	16,416	11%
Corporate/Other	19	NM	4	NM	(15)	NM	(137)	NM
Subtotal: Segment Operating Income	29,494	13%	21,764	11%	56,786	13%	46,510	11%
Legal and settlement recovery (expense), net	—	NM	6,037	NM	—	NM	5,351	NM
Total	$29,494	13%	$27,801	14%	$56,786	13%	$51,861	13%

(1)	Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Supplemental Pro Forma Diluted EPS from Continuing Operations ("Adjusted EPS")
FY 2010 and Q1/Q2 of 2011

	Q1 10	Q2 10	Q3 10	Q4 10	Total FY 10	Q1 11	Q2 11
Diluted EPS from continuing operations-
GAAP basis	$0.81	$1.00	$0.90	$1.16	$3.86	$0.99	$1.07

Pro forma adjustments:
Legal and settlement expense (recovery), net	0.02	(0.21)	-	-	(0.19)	-	-
Adjustment for taxation rate	0.04	(0.02)	0.01	(0.08)	(0.05)	-	-
Subtotal pro forma adjustments	$0.06	($0.23)	$0.01	($0.08)	($0.24)	$0.00	$0.00

Adjusted EPS from continuing operations	$0.87	$0.77	$0.91	$1.08	$3.62	$0.99	$1.07

CONTACT:
MAXIMUS
Lisa Miles, 800-MAXIMUS x11637